Exhibit 99.1

Investor Contact:    Terry Hammett, Investor Relations
(614) 289-5384
Terry.Hammett@cvgrp.com

FOR IMMEDIATE RELEASE

Commercial Vehicle Group Announces Leadership Appointments for Global Truck & Bus Segment

NEW ALBANY, OHIO, February 15, 2016 /PRNewswire/ - Commercial Vehicle Group, Inc. (the “Company”) (Nasdaq: CVGI) is pleased to announce the promotion of two executives as the division leaders for the Global Truck and Bus Segment (“GTB”). Greg Boese will serve as Senior Vice President and Managing Director for GTB Seats, and Dale M. McKillop will serve as Senior Vice President and Managing Director for GTB Trim and Structures.

The Segment President role, formerly held by Patrick E. Miller prior to his November 2015 promotion to President and CEO of the Company, will not be filled under the new organizational structure. “This new organizational structure deploys two of our best proven leaders and allows for an increased focus on our GTB product growth efforts,” said Pat Miller. “Dale and Greg bring deep experience and market knowledge to these new roles. With their appointment, we are flattening the GTB Segment resulting in greater speed and flexibility for our customers and employees,” Mr. Miller added.

Mr. Boese has been with the Company since 1996, serving originally as the Vice President of Sales and Marketing for Mayflower Vehicle Systems. Since then, he has held a number of senior leadership positions in Seats, Structures and Trim, most recently as Vice President and Product Line Manager for Global Truck & Bus Seats. Greg has exceptional commercial expertise and was a leader in the design and implementation of the Company’s product line management organization introduced in 2013. “I am excited about this new opportunity. It is an exciting time to participate in our next generation product development and growth activities. I look forward to working closely with Dale and the rest of the Global Truck & Bus leadership team in support of our customers and employees,” said Mr. Boese.

Mr. McKillop joined the Company in 1982 as an Industrial Engineer with Mayflower Vehicle Systems. Since then, he has held roles of increasing responsibility in engineering, quality and operations, most recently as the Vice President and General Manager for Trim & Structures. Dale is a strong operational leader whose contributions include leading the green field start-up of the Company’s facility in Kings Mountain, NC and the planning and execution of a multi-plant campus in Saltillo, Mexico. “I am grateful for this new opportunity and look forward to expanding my leadership role. Greg and I will work closely together to execute our growth strategies for the Global Truck & Bus Segment, while also driving cost reductions and lean operation deployment for the benefit of our customers and employees,” said Mr. McKillop.

About Commercial Vehicle Group, Inc.

Commercial Vehicle Group, Inc. is a Delaware (USA) corporation. We were formed as a privately-held company in August 2000. We became a publicly held company in 2004. The Company (and its subsidiaries) is a leading supplier of a full range of cab related products and systems for the global commercial vehicle market, including the medium-and heavy-duty truck market, the medium-and heavy-duty construction vehicle market, and the military, bus, agriculture, specialty transportation, mining, industrial equipment and off-road recreational markets. Information about the Company and its products is available on the internet at www.cvgrp.com.

#####